Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Third Quarter 2021 Earnings;
Raises Full Year 2021 and 2022 Financial Outlooks

Dallas, October 21, 2021: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported third quarter GAAP diluted earnings per share of $4.67 and adjusted earnings per share of $4.82. The Company reported record net sales of $2.3 billion for the quarter with sequential pricing and volume increases of 3 percent and 1 percent, respectively. Engineered Materials, the Acetyl Chain, and Acetate Tow all navigated growing sourcing and logistics constraints, over $100 million in combined sequential cost inflation, and external disruptions to operations to deliver consolidated net earnings attributable to Celanese of $506 million and adjusted EBIT of $648 million in the third quarter. The Company continued to deploy excess cash generation across capital allocation priorities, including capital expenditures, M&A, and share repurchases, to translate current performance into future earnings growth.
"I would like to thank our teams who throughout 2021 have delivered the three highest quarterly adjusted earnings per share performances in our history. Our recent performance is a testament to the agility of Celanese and its people to respond to what was an exceptionally volatile quarter with external challenges and disruptions that negatively impacted all three of our businesses," said Lori Ryerkerk, chairman and chief executive officer.

Third Quarter 2021 Financial Highlights:

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	684	682	526
Acetate Tow	128	138	129
Acetyl Chain	1,489	1,409	776
Intersegment Eliminations	(35)	(31)	(20)
Total	2,266	2,198	1,411

Operating Profit (Loss)
Engineered Materials	91	123	84
Acetate Tow	12	24	30
Acetyl Chain	517	516	121
Other Activities	(84)	(96)	(51)
Total	536	567	184

Net Earnings (Loss)	507	540	209

Adjusted EBIT(1)
Engineered Materials	137	161	116
Acetate Tow	46	62	59
Acetyl Chain	517	514	126
Other Activities	(52)	(46)	(11)
Total	648	691	290

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	40	32	21
Acetate Tow	34	37	28

Operating EBITDA(1)	739	781	378
Diluted EPS - continuing operations	$4.67	$4.81	$1.76
Diluted EPS - total	$4.56	$4.77	$1.75
Adjusted EPS(1)	$4.82	$5.02	$1.95

Net cash provided by (used in) investing activities	(108)	177	(78)
Net cash provided by (used in) financing activities	(228)	(344)	(290)
Net cash provided by (used in) operating activities	630	427	431
Free cash flow(1)	520	309	351
_____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Released the 2020/21 Sustainability Report that highlights recent progress and future actions under a new strategic sustainability framework, Elements of Opportunity. A new Sustainability website is scheduled to be launched in November.
•Announced in late September the temporary shut down of acetic anhydride and vinyl acetate monomer production in Nanjing to comply with recent government curtailment requirements to achieve dual energy consumption targets in the Jiangsu Province. Those requirements were adjusted and all production units at Nanjing are currently operational. During the curtailment in the third quarter, the Company pulled forward maintenance activity planned for the fourth quarter.
•Announced the launch of Hostaform®RF, an Engineered Materials solution tailored for growing rotomolding tank applications for small fuel tanks, hydraulic reservoirs, and industrial bulk containers.
•Closed the acquisition of certain technology and sales agreements relating to the production of polyacetal (POM) products from Grupa Azoty S.A. of Poland, following their decision to discontinue POM manufacturing.
•Completed a series of transactions to spread out debt maturities and reduce interest expense, consisting of a registered public offering of $400 million of 1.400% Senior Notes due 2026 following the maturity in June 2021 of $400 million previously outstanding 5.875% Senior Notes, a cash tender offer for €300 million of outstanding 1.125% Senior Notes due 2023, and a registered public offering of €500 million of 0.625% Senior Notes due 2028.

Third Quarter 2021 Business Segment Overview
Engineered Materials
Engineered Materials generated record net sales of $684 million in the third quarter due to a 3 percent increase in sequential pricing. Volume declined by 2 percent from the prior quarter as the business nearly offset approximately 8 kt of lost production due to sourcing constraints and further declines in automotive build rates globally amid semiconductor shortages. Sourcing and inflationary challenges broadened across the third quarter to span raw materials, logistics, and energy. Supply challenges negatively impacted Engineered Materials by an incremental $50 million over the second quarter, inclusive of inflation and lost production. A rapid surge in natural gas prices in Europe and the US accounted for approximately $20 million of that negative impact. Amid this environment, the commercial team's execution of price increases for the third consecutive quarter drove resilient third quarter GAAP operating profit of $91 million and adjusted EBIT of $137 million. GAAP operating profit and adjusted EBIT margins were 13 percent and 20 percent, respectively. Affiliate earnings increased by $8 million during the third quarter, primarily due to improved performance by Ibn Sina.
Acetyl Chain
The Acetyl Chain generated record net sales of $1.5 billion, a 6 percent increase from the prior quarter due to sequential expansion in pricing and volume. Pricing increased 3 percent as the business offset moderation in Chinese acetic acid pricing across the quarter with commercial actions in the Western Hemisphere and in downstream emulsions, redispersible powders, and EVA products. Volume increased 3 percent sequentially as the Acetyl Chain flexed its global production network and sourced the second highest-ever volume of third-party acetyls to meet elevated customer demand across regions. The Acetyl Chain successfully offset approximately $50 million in sequential inflation to generate record GAAP operating profit and adjusted EBIT of $517 million, respectively, during the third quarter. The business also delivered operating profit margin and adjusted EBIT margin of 35 percent each. During external disruptions to Bay City and Nanjing production due to Hurricane Nicholas precautions and energy curtailment, respectively, the Acetyl Chain pulled forward turnaround and maintenance activity that was previously planned for the fourth quarter.
Acetate Tow
Acetate Tow generated net sales of $128 million during the third quarter, which reflected a sequential volume decline of 8 percent and stable pricing. The business was negatively impacted by approximately $5 million from recently imposed US sanctions against Belarus, which resulted in lost third quarter sales and a write-off of currently uncollectible accounts. Higher costs for natural gas and acetyls contributed to sequentially lower third quarter GAAP operating profit of $12 million and adjusted EBIT of $46 million. Dividends from affiliates in the quarter were $34 million.
Cash Flow and Tax
The Company reported record operating cash flow of $630 million and record free cash flow of $520 million in the third quarter. Capital expenditures in the quarter were $102 million. The Company returned $376 million in cash to shareholders during the third quarter, including $300 million of share repurchases and $76 million of dividends.
The effective US GAAP tax rate of 16 percent in the third quarter was higher in comparison to 12 percent in the same quarter of last year, primarily due to increased earnings in high tax jurisdictions. The full year 2021 adjusted tax rate remains 15 percent versus 12 percent in the prior year, primarily due to increased earnings in high tax jurisdictions.
Outlook
"Demand for our products remains strong across most end markets as we enter the fourth quarter and we expect will offset any typical winter seasonality," said Lori Ryerkerk, chairman and chief executive officer. "Despite ongoing sourcing and logistics headwinds, which will continue to be our limiting constraint in meeting elevated demand, we expect to deliver fourth quarter adjusted earnings of approximately $5.00 per share. Our teams have been executing on opportunities to translate record performance across 2021 into future growth. With the close of the Santoprene acquisition expected in the fourth quarter, we expect to have deployed over $2.7 billion this year to organic investments, M&A, and share repurchases to drive future earnings per share growth in addition to approximately $300 million in dividends. These actions position us well amid a strong demand backdrop going into next year to deliver 2022 adjusted earnings of at least $15.00 per share, well in excess of the 2022 outlook provided at Investor Day in March."
A reconciliation of forecasted adjusted earnings per share to US GAAP diluted earnings per share is not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the third quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on October 21, 2021. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 3750	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	william.jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2020 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease, and the effectiveness of any vaccines; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.

Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 21, 2021 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(In $ millions, except share and per share data)
Net sales	2,266	2,198	1,411
Cost of sales	(1,551)	(1,437)	(1,084)
Gross profit	715	761	327
Selling, general and administrative expenses	(165)	(161)	(106)
Amortization of intangible assets	(6)	(5)	(6)
Research and development expenses	(21)	(22)	(19)
Other (charges) gains, net	—	(3)	(10)
Foreign exchange gain (loss), net	2	(3)	(2)
Gain (loss) on disposition of businesses and assets, net	11	—	—
Operating profit (loss)	536	567	184
Equity in net earnings (loss) of affiliates	44	37	25
Non-operating pension and other postretirement employee benefit (expense) income	37	38	28
Interest expense	(21)	(24)	(28)
Refinancing expense	(9)	—	—
Interest income	2	4	1
Dividend income - equity investments	35	37	29
Other income (expense), net	(2)	1	2
Earnings (loss) from continuing operations before tax	622	660	241
Income tax (provision) benefit	(102)	(116)	(30)
Earnings (loss) from continuing operations	520	544	211
Earnings (loss) from operation of discontinued operations	(17)	(6)	(2)
Income tax (provision) benefit from discontinued operations	4	2	—
Earnings (loss) from discontinued operations	(13)	(4)	(2)
Net earnings (loss)	507	540	209
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	506	538	207
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	519	542	209
Earnings (loss) from discontinued operations	(13)	(4)	(2)
Net earnings (loss)	506	538	207
Earnings (loss) per common share - basic
Continuing operations	4.70	4.83	1.77
Discontinued operations	(0.12)	(0.04)	(0.02)
Net earnings (loss) - basic	4.58	4.79	1.75
Earnings (loss) per common share - diluted
Continuing operations	4.67	4.81	1.76
Discontinued operations	(0.11)	(0.04)	(0.01)
Net earnings (loss) - diluted	4.56	4.77	1.75
Weighted average shares (in millions)
Basic	110.5	112.3	118.0
Diluted	111.0	112.8	118.6

Consolidated Balance Sheets - Unaudited

	As of September 30, 2021	As of December 31, 2020

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,340	955
Trade receivables - third party and affiliates, net	1,172	792
Non-trade receivables, net	566	450
Inventories	1,159	978
Marketable securities	28	533
Other assets	90	55
Total current assets	4,355	3,763
Investments in affiliates	842	820
Property, plant and equipment, net	3,924	3,939
Operating lease right-of-use assets	231	232
Deferred income taxes	254	259
Other assets	543	411
Goodwill	1,131	1,166
Intangible assets, net	303	319
Total assets	11,583	10,909
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	103	496
Trade payables - third party and affiliates	1,042	797
Other liabilities	529	680
Income taxes payable	138	—
Total current liabilities	1,812	1,973
Long-term debt, net of unamortized deferred financing costs	3,724	3,227
Deferred income taxes	537	509
Uncertain tax positions	272	240
Benefit obligations	592	643
Operating lease liabilities	197	208
Other liabilities	178	214
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,293)	(4,494)
Additional paid-in capital	313	257
Retained earnings	9,227	8,091
Accumulated other comprehensive income (loss), net	(328)	(328)
Total Celanese Corporation stockholders' equity	3,919	3,526
Noncontrolling interests	352	369
Total equity	4,271	3,895
Total liabilities and equity	11,583	10,909